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Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

                This AMENDMENT NO. 1 (this "Amendment"), dated as of October 26, 2017, to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 19, 2017, is by and among EQT Corporation, a Pennsylvania corporation ("Parent"), Eagle Merger Sub I, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Sub"), and Rice Energy Inc., a Delaware corporation (the "Company"). Capitalized terms used and not defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement.

                WHEREAS, the parties previously entered into the Merger Agreement, which provides for, among other things, the merger of Merger Sub with and into the Company, with the Company being the surviving corporation in the merger, all upon the terms and conditions set forth in the Merger Agreement; and

                WHEREAS, the parties desire to amend certain provisions of the Merger Agreement in accordance with Section 9.11 of the Merger Agreement.

                NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

                1.         Amendments to Merger Agreement.

                (a)       The reference to "thirteen (13)" in the definition of "Parent Charter Amendment" in the Merger Agreement is hereby replaced with "fifteen (15)".

                (b)       The reference to "thirteen (13)" in Section 2.6(b) of the Merger Agreement is hereby replaced with "fifteen (15)".

                2.         Company Consent. The Company consents to the press release of Parent dated October 23, 2017, a final copy of which was made available to the Company prior to the execution of this Amendment.

                3.         References. Each reference in the Merger Agreement to "this Agreement," "hereof," "hereunder," "herein," "hereby" or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, all references in the Merger Agreement, the Company Disclosure Letter and the Parent Disclosure Letter to "the date hereof" or "the date of this Agreement" shall refer to June 19, 2017.

                4.         Effect of Amendment. Except as provided herein, this Amendment shall not modify, amend or affect any of the terms of the Merger Agreement, all of which shall remain in full force and effect.

                5.         General Provisions. Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[SIGNATURE PAGES FOLLOW]

                IN WITNESS WHEREOF, each party hereto has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

EQT CORPORATION
By:	/s/ Robert J. McNally Name: Robert J. McNally Title: Senior Vice President and Chief Financial Officer
EAGLE MERGER SUB I, INC.
By:	/s/ Robert J. McNally Name: Robert J. McNally Title: Senior Vice President and Chief Financial Officer
RICE ENERGY INC.
By:	/s/ Daniel J. Rice IV Name: Daniel J. Rice IV Title: Chief Executive Officer

SIGNATURE PAGE TO
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

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  Exhibit 2.1
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER